CODE OF ETHICS OF
EMPIRIC FUNDS, INC. AND
EMPIRIC ADVISORS, INC.
EMPIRIC DISTRIBUTORS, INC.

This Code of Ethics has been adopted by Empiric Funds, Inc. (the “Fund”), Empiric Advisors, Inc. (the “Advisor”) and Empiric Distributors, Inc. (the “Broker Dealer”), and is intended to comply with Rule 204A-1, as amended, under the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1, as amended, under the Investment Company Act of 1940 (the “1940 Act”) to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Fund may abuse their fiduciary duties to the Fund and to deal with other types of conflict of interest situations.

I.	Objective and General Prohibitions

The specific provisions and reporting requirements of this Code of Ethics are concerned primarily with those investment activities of Access Persons, defined below, who are associated with the Fund and who thus may benefit from or interfere with the purchase or sale of portfolio securities by the Fund.  However, this Code of Ethics also applies to all affiliated persons of the Fund (including the Advisor and Broker Dealer) and affiliated persons of the Advisor (collectively, “Covered Persons”).  It is unlawful for Covered Persons to engage in conduct which is deceitful, fraudulent, or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of securities by an investment company.  Accordingly, under this Code of Ethics, no Covered Person shall use any information concerning the investments or investment intentions of the Fund, or his or her ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Fund.  Covered Persons are required to comply with Federal Securities Laws.  In addition, no Covered Person shall, directly or indirectly in connection with the purchase or sale of a “security held or to be acquired” by the Fund:

(i)	employ any device, scheme or artifice to defraud the Fund;
(ii)
make to the Fund, the Advisor or the Broker Dealer any untrue statement of a material fact or omit to state to any of the foregoing a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or
(iv)	engage in any manipulative practice with respect to the Fund.

II.	Definitions (as used herein)

“Access Person” means: (1) any director, officer, general partner or employee of the Advisor, the Broker Dealer or of the Fund (2) any employee of any company in a control relationship with the Fund, the Advisor or the Broker Dealer who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by the Fund, or whose functions or duties relate to the making of any recommendations with respect to such purchases or sales (3) any natural person in a control relationship with the Fund or the Advisor who obtains information concerning recommendations made for the purchase or sale of securities by the Fund and (4) with respect to the Broker Dealer, any director, partner, officer or employee who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of securities for the Fund or whose functions or duties as part of the ordinary course of business relate to the making of any recommendations regarding the purchase or sale of securities by the Fund.

“Affiliated Person” of another person means: (1) any person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of such other person (2) any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such other person (3) any person directly or indirectly controlling, controlled by, or under common control with, such other person (4) any officer, director, partner, copartner, or employee of such other person and (6) any investment advisors of the Fund.

“Beneficial Interest” means: any interest by which an Access Person or any member of his or her immediate family (relative by blood or marriage living in the same household), can directly or indirectly derive a monetary benefit from the purchase, sale (or other acquisition or disposition) or ownership of a security, except such interests as a majority of the Independent Directors of the Fund not involved therein shall determine to be too remote for the purpose of this Code of Ethics.

“Control” means: the power to exercise a controlling influence over the management or policies of a company (unless such power is solely the result of an official position with such company).  Any person who owns beneficially, directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company.  Natural persons shall be presumed not to be controlled persons.

“Covered Person” shall have the meaning set forth in Paragraph I of this Code of Ethics.

“Federal Securities Laws” means the Securities Act of 1933 (“1933 Act”), the Securities Exchange Act of 1934 (“1934 Act”), the Sarbanes-Oxley Act of 2002, the Advisers Act, the 1940 Act, Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”), under any of these statutes, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

“Security” includes all stock, debt obligations and other instruments comprising the investments of the Fund, including any warrant or option to acquire or sell a security and financial futures contracts, but excludes securities issued by the U.S. government or its agencies, bankers’ acceptances, bank certificates of deposit, commercial paper and shares of a mutual fund.  References to a “Security” in this Code of Ethics shall include any warrant for, option in, or security immediately convertible into that “Security.”

A “security to be acquired” by the Fund means any security (as defined above) which is being or has been considered by the Advisor for purchase by the Fund.

A security is “being considered for purchase or sale” from the time an order is given by or on behalf of the Fund to the order room of the Advisor until all orders with respect to that security are completed or withdrawn.

A non-exempt transaction has been “precleared” if, before the order was entered, the administrator was informed in writing (including e-mail) of the intent to execute the trade and no objection was received.

III.	Prohibited Transactions

A.
An Access Person may not purchase or sell or otherwise acquire or dispose of any Security in which he or she has or thereby acquires a direct or indirect Beneficial Interest if he or she knows or should know at the time of entering into the transaction by reason of which such Access Person has or acquires such direct or indirect Beneficial Interest that the Fund has engaged in a transaction in the same security on the same day; (b) Covered persons are prohibited from knowingly trading securities with the use of material nonpublic information.  Material nonpublic information is often defined as any information about a company, or the market for the company’s securities, that has not been generally disclosed to the marketplace, the dissemination of which is reasonably certain to have a substantial impact on the market price of the company’s securities, or that is substantially likely to be considered important by reasonable investors in determining whether to trade in such securities.  Such trading is in violation of numerous securities laws and a violation of this Code of Ethics.

B.	Any employee of the Fund, the Advisor or the Broker Dealer is prohibited from purchasing securities in an initial public offering, limited offering or private placement.

IV.	Exempt Transactions

Neither the prohibitions nor the reporting requirements of this Code of Ethics apply to:

A.
Purchases, sales or other acquisitions or dispositions of Securities for an account over which the Covered Person or Access Person has no direct influence or control and does not exercise indirect influence or control;

B.	Purchases, sales or other acquisitions or dispositions of Securities which are not eligible for purchase or sale by the Fund;

C.	Involuntary purchases or sales made by a Covered Person or an Access Person;

D.	Purchases which are part of an automatic dividend reinvestment plan;

E.
Purchases or other acquisitions or dispositions resulting from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of such issuer and the sale of such rights;

F.	Purchases, sales or other acquisitions or dispositions which receive the prior approval of the Administrator of this Code of Ethics and/or because:

1.	their potential harm to the Fund is remote;

2.	they would be unlikely to affect a highly institutional market; or

3.	they are clearly not related economically to Securities being considered for purchase or sale by the Fund.

V.	A. Reporting Requirements

All non-exempt transactions must be precleared in accordance with the definition under Section 2 above in addition to the reporting requirements that follow:

1.
Within ten (10) days after the end of each calendar quarter, each Access Person shall make a written report to the Administrator of this Code of Ethics of all non-exempt transactions occurring in the quarter by which they acquired or disposed of any direct or indirect Beneficial Interest in any Security.

2.	Such report must contain the following information with respect to each reportable transaction:

a.	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

b.	Title, exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Security and the price at which the transaction was effected;

c.	Name of the broker, dealer or bank with or through whom the transaction was effected; and

d.	Date that such report was submitted.

3.
Such report may contain a statement that the report is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Interest in any Security to which the report relates.

4.
All new Access Persons must file a list of their securities holdings with  the Administrator of this Code of Ethics within ten days of employment, which information shall be current as of a date no more than 45 days before the report is submitted.

5.
All current Access Persons must file a list of their securities holdings to the Administrator of this Code of Ethics within thirty days of the end of each calendar year, which information shall be current as of a date no more than 45 days before the report is submitted.

6.
A director of the Fund who is not an “interested person” of the Fund, as such term is defined in section 2(a)(19) of the 1940 Act, shall not be subject to such reporting requirements since the Fund’s independent directors are not privy to the individual investment decisions, and the timing of such decisions, made by the Fund’s managers.  However, a director of the Fund who is not an “interested person” of the Fund shall report a transaction in a Security if such director knew, or in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the date of the transaction by the director, such Security was purchased or sold by the Fund or was being considered for purchase or sale by the Fund.

B.	Form of Report

The report may be on the form provided by the Fund or may consist of broker statements which provide at least the same information. A copy of the form is attached hereto as Schedule B.

C.	Responsibility to Report

The responsibility for taking the initiative to report is imposed on each individual required to make a report.  Any effort by the Fund to facilitate the reporting process does not change or alter that responsibility.

D.	Where to File Report

All reports must be filed with the Administrator of this Code of Ethics.

VI.	Confidentiality of Fund Transactions

Until disclosed in a public report to shareholders or to the SEC in the normal course, all information concerning Securities “being considered for purchase or sale” by the Fund shall be kept confidential by all Access Persons and disclosed by them only on a need-to-know basis.  It shall be the responsibility of the Administrator of this Code of Ethics to report any inadequacy found by him to the Board of Directors of the Fund or any committee appointed by the Board to deal with such information.

VII.	Reporting Violations and Sanctions

All Covered Persons are required to report promptly any violation of this Code of Ethics (including any discovery of any violation committed by another employee) to the Chief Compliance Officer.  Examples of items that should be reported include, but are not limited to: noncompliance with Federal Securities Laws, conduct that is harmful to clients and purchasing or selling securities contrary to this Code of Ethics.

Any violation of this Code of Ethics shall be subject to the imposition of such sanctions by the Fund, the Advisor or the Broker Dealer as maybe deemed appropriate under the circumstances to achieve the purposes of this Code of Ethics which may include suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Fund and the more advantageous price paid or received by the offending person.  Sanctions for violation of this Code of Ethics by a director of the Fund will be determined by a majority vote of its Independent Directors.

VIII.	Administration and Construction

A.	The administration of this Code of Ethics shall be the responsibility of the Chief Compliance Officer of the Fund who shall serve as the “Administrator” of this Code of Ethics.

B.	All Access Persons shall certify, upon becoming an access person and annually thereafter, that they have read, understand and agree to comply with the Code of Ethics.

C.	The duties of such Administrator shall include:

1.	Continuous maintenance of a current list of Access Persons with an appropriate description of their title or employment;

2.
Providing each Access Person a copy of the Code of Ethics and informing them of their duties and obligations thereunder, and assuring that Covered Persons who are not access persons are familiar with applicable requirements of this Code of Ethics;

3.	Supervising the implementation of this Code of Ethics by the Fund, Advisor and Broker Dealer and the enforcement of the terms hereof by the Fund, Advisor and Broker Dealer;

4.	Maintaining or supervising the maintenance of all records and reports required by this Code of Ethics;

5.	Preparing listings of all transactions effected by any Access Person on the date on which the same security was held purchased or sold by the Fund;

6.	Determining whether any particular securities transaction should be exempted pursuant to the provisions of paragraph 4(f) of this Code of Ethics

7.	Issuing either personally or with the assistance of counsel as may be appropriate any interpretation of this Code of Ethics which may appear consistent with the objectives of this Code of Ethics;

8.
Conducting of such inspections or investigations including scrutiny of the listings referred to in the preceding subparagraph as shall reasonably be required to detect and report with his recommendations any apparent violations of this Code of Ethics to the Board of Directors of the Fund or any Committee appointed by them to deal with such information;

9.
Submitting a quarterly report to the Board of Directors of the Fund containing a description of any violation and the sanction imposed on transactions which suggest the possibility of a violation of interpretations issued by and any exemptions or waivers found appropriate by the Administrator; and any other significant information concerning the appropriateness of this Code of Ethics.  The quarterly reports shall be summarized in an annual report to the Fund’s Board of directors and shall include a certification from the Fund, the Advisor and the Broker Dealer stating that the respective entity has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code of Ethics.

IX.	Required Records

The Administrator shall maintain and cause to be maintained the following records:

A.	A copy of any Code of Ethics adopted pursuant to the Advisers Act and 1940 Act that has been in effect during the past five (5) years in an easily accessible place;

B.	A record of any violation of any such Code of Ethics, and of any action taken as a result if such violation, for at least five (5) years in an easily accessible place;

C.	A copy of each report made by an Access Person pursuant to this Code of Ethics for at least five (5) years, the first two (2) years in an easily accessible place;

D.
A record of all persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, in an easily accessible place; and

E.	A copy of each report made by the Administrator pursuant to this Code of Ethics for at least five (5) years, the first two (2) years in an easily accessible place.

X.	Amendments and Modifications

This Code of Ethics may not be amended or modified except in a written form which is specifically approved by majority vote of the Independent Directors of the Fund.

This Code of Ethics was adopted by the Board of Directors of the Fund, including a majority of its Independent Directors, at a meeting held on:

November 27, 2007